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                                                                     EXHIBIT 5.1

               (Letterhead of Cleary, Gottlieb, Steen & Hamilton)


Writer's Direct Dial:  (212) 225-2420

                                                                  March 28, 2003

Carbo Ceramics Inc.
6565 MacArthur Blvd., Suite 1050
Irving, Texas  75039

                     Re:    Carbo Ceramics Inc.
                            Registration Statement on Form S-3

Ladies and Gentlemen:

                  We have acted as counsel to Carbo Ceramics Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, for the registration of outstanding shares (the "Shares") of Common Stock, par value $.01 per share, of the Company.

                  We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

                  In arriving at the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

                  Based on the foregoing, and subject to the further qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company, have been validly issued by the Company and are fully paid and nonassessable.

                  The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting that Law).

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the prospectus which forms a part of the Registration Statement and any supplement or supplements to such prospectus. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the Rules and Regulations of the Commission.

                                             Very truly yours,

                                             CLEARY, GOTTLIEB, STEEN & HAMILTON


                                             By  /s/ Stephen H. Shalen
                                                 ------------------------------
                                                 Stephen H. Shalen, a partner